Exhibit 5.1

December 18, 2007

Board of Directors

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Huntsville, Alabama 35806

Ladies and Gentlemen:

We are acting as counsel to ITC^DeltaCom, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the proposed public offering of up to 13,604,455 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), all of which Shares are to be sold by the Company pursuant to non-transferable subscription rights (the “Rights”) issued by the Company to its stockholders. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on December 10, 2007 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	Resolutions of the Committee of Independent Directors of the Board of Directors of the Company, adopted at a meeting held on July 30, 2007, and resolutions of the Board of Directors of the Company, adopted at a meeting held on December 7, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance of the Rights, the issuance and sale of the Shares and arrangements in connection therewith.

Board of Directors

ITC^DeltaCom, Inc.

December 18, 2007

5.	The form of Rights certificate.

6.	An executed copy of the Subscription and Information Agent Agreement, dated as of December 17, 2007, between the Company and Mellon Bank, N.A., as Subscription and Information Agent (the “Subscription Agent Agreement”).

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)    following (i) the effectiveness of the Registration Statement, (ii) confirmation of the subscription ratio referred to in the Registration Statement in the manner specified in the resolutions of the Board of Directors, and (iii) the issuance of the Rights as described in the Registration Statement, the Rights will be validly issued; and

(b)    following (i) issuance of the Shares upon exercise of the Rights pursuant to the Subscription Agent Agreement and as described in the Registration Statement and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.